Exhibit 99.4

UTXO Management GP, LLC

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (UNAUDITED)

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following financial information is derived from our financial statements and should be read in conjunction with such financial statements and notes.

References in this report to “we,” “us” or the “Company” refer to UTXO Management GP, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

Fund Management Operations

UTXO Management GP, LLC (“UTXO” or the “Company”) is a fund manager focused generally on investments in the broader Bitcoin ecosystem. We specialize in identifying and investing in a range of opportunities across private and public markets including early-stage technology companies and other blockchain-related ventures.

UTXO seeks to generate returns for our funds by leveraging our extensive team of investment professionals, industry relationships, thorough research, and a global network.

Our Company’s primary revenue stream comes from management fees and performance fees derived from the 210k Capital, LP fund (“210k Capital” or the “Fund”) that we have been managing since 2019. 210k Capital is a private investment fund that is primarily invested in assets within the Bitcoin-ecosystem, including spot Bitcoin, Bitcoin treasury companies, Bitcoin derivatives, and other investments related to this strategy. The fee revenue that UTXO receives from 210k Capital fluctuates based on the performance of the Fund and changes in assets under management.

Management fees are charged to and paid by the individual investors of 210k Capital to UTXO for our general management of the Fund. The standard and most common fee class at 210k Capital includes a management fee rate of 2% annually, which is earned and paid out monthly.

Performance fees are also charged to the 210k Capital investors, though these fees are completely dependent on the Fund’s returns in a particular period. These fees are earned based on the net profits earned above the high-water mark for each respective investor’s account with the Fund. The standard and most common fee class at 210k Capital, includes a performance fee rate of 20% of the net profits above the investor’s high-water mark, with the fees accrued throughout the year and crystallized at the end of the calendar year. The performance fee crystallization event results in capital being transferred from the investor’s account within the Fund to UTXO’s capital account within 210k Capital (“the Carried Interest Account”).

Other Operations and Other Sources of Revenue

Outside of managing the 210k Capital fund, UTXO’s other operations include launching and managing Special Purpose Vehicles (“SPVs”) and making select investments from our balance sheet. Historically, these other operations have not been a material source of revenue for UTXO. We plan to continue to evaluate and identify other investments or investment management opportunities that may serve as potential revenue streams in the future.

Recent Developments

MSA with BTC Inc.

As described in Note 7 – Related Party Transactions, on May 12, 2025, UTXO entered into a Master Marketing Services Agreement (“MSA”) with BTC Inc. The agreement was effective as of January 1, 2024. Under the terms of the agreement, BTC Inc. provides marketing and advertising services to UTXO. The agreement also includes a put/call option for UTXO to be acquired by BTC Inc.

The marketing services provided by BTC Inc. serve as positive exposure for UTXO as we seek to expand our brand recognition and potentially generate new fundraising and investing opportunities. For the years ended December 31, 2025 and 2024, UTXO incurred $2,930,000 and $3,004,441 of marketing and advertising expenses under the agreement. These fees are recorded in selling, general and administrative expense on the statements of operations.

Launch of 210k Capital Offshore

On September 30, 2025, UTXO launched the 210k Capital Offshore Feeder Ltd. fund which acts as a feeder fund to 210k Capital, LP. The goal of this new fund vehicle is that it may generate additional fundraising from international investors seeking exposure to the 210k Capital fund.

Subsequent Events

210k Redemption

On January 1, 2026, we redeemed the full balance of our Carried Interest Account with 210k Capital, LP in the total amount of $10,800,840. The redemption was split across cash and in-kind securities in the following amounts: $9,072,903 of cash; $889,200 of STRC; $838,734 of Metaplanet. Upon receipt of the redemption, the Company distributed $647,903 in cash, $889,200 of STRC, and $838,734 of Metaplanet to members of the Company.

Transfer of Balance Sheet Assets

On January 13, 2026, we entered into a Contribution and Assignment Agreement with a newly formed entity, UTXO Legacy, LLC, which, as of the date of the agreement, has the same beneficial owners as the Company. Under the agreement, the Company contributed its ownership interests in four balance sheet investments: Mining Company One, LLC; Navier, Inc.; Unchained Capital Inc.; and TVP Bitcoin Venture Fund I, LP to UTXO Legacy, LLC.

Ownership Sale

On February 6, 2026, we entered into a Redemption, Assignment and Separation Agreement with a former member. Under the agreement, the Company redeemed the member’s 33.33% membership interest for total cash consideration of $5.0 million. In connection with the redemption, the member resigned from all positions with the Company and agreed to provide transition services through May 31, 2026. Upon the sale, the membership interest was reallocated equally to the two remaining members.

Sale to Nakamoto Inc.

On February 16, 2026, Nakamoto Inc. exercised its call option to acquire both UTXO Management GP, LLC and BTC Inc., as permitted in the MSA agreement amongst the parties that was signed in 2025. The transaction closed on February 20, 2026. Following the acquisition, UTXO Management GP, LLC became a wholly-owned subsidiary of Nakamoto Inc. Additionally, as part of the transaction on February 16, 2026, UTXO Ventures, LLC was acquired by UTXO Management GP, LLC for no consideration and their operations will be consolidated under one entity.

Results of Operations

The following table sets forth our summary results of operations in dollars for the periods presented. The period-to-period comparison of our historical results is not necessarily indicative of the results that may be expected in the future.

	For the Years Ended December 31,
	2025	2024
Income:
Performance fee income	$13,827,301	$7,299,700
Management fee income	3,329,404	395,998
Total income	17,156,705	7,695,698

Operating expenses:
Selling, general, and administrative	5,298,374	3,830,372
Total operating expenses	5,298,374	3,830,372
Income from operations	11,858,331	3,865,326

Other income:
Unrealized investment (loss) gain, net	(861,707)	481,521
Realized gain (loss), net	(31,376)	—
Other income, net	3,831	44,145
Gain on debt extinguishment	—	582,096
Total other (loss) income	(889,252)	1,107,762

Net income	$10,969,079	$4,973,088

Revenues

We earned $13,827,301 and $7,299,700 of performance fee income in 2025 and 2024, respectively, representing an increase of approximately 89%. The increase in performance fee income was driven by increased assets under management and positive investment performance by the 210k Capital fund during 2025. 210k Capital’s total gross assets under management as of December 31, 2025 were $138,206,317, compared to $99,047,630 as of December 31, 2024. The increase in AUM is attributable to positive returns generated by the Fund and capital contributions from both new and existing investors.

We earned management fee income of $3,329,404 in 2025, a significant increase from the $395,998 earned in 2024. The increase in management fee income was driven by new capital raised at 210k Capital, positive gross returns generated by 210k Capital, as well as new fee arrangements with individual investors of the Fund. In 2025, many of the 210k Capital investors agreed to transition from various legacy fee structures to the Fund’s standard fee class in the Limited Partnership Agreement which includes a 2% annual management fee rate and a 20% performance fee rate with an annual crystallization event.

Operating Expenses

UTXO had operating expenses of $5,298,374 and $3,830,372 in 2025 and 2024, respectively, representing approximately a 38% increase. The largest driver of the increase was our consultancy services expense of $705,601 in 2025, compared to $166,723 in 2024. These expenses relate to new service providers and individual contractors engaged by UTXO. Our legal and professional services expense also increased to $222,725 in 2025, compared to $21,846 in 2024. This increase relates to audit fees incurred in 2025 which were not incurred in 2024, as our firm underwent its first audit in 2025 which covered the 2023 and 2024 fiscal years. The remaining increase in our operating expenses predominantly resulted from increases in our salaries and wages, guaranteed payments, and travel expenses. These expense increases were a strategic effort to support the growth of our firm.

Other Income and Expenses

UTXO had an investment loss of $861,707 in 2025 compared to investment income of $481,521 in 2024. This was primarily due to a $859,992 net loss on our investment in 210k Capital through our Carried Interest Account. The 210k Capital fund generated a positive return overall in 2025, however, UTXO’s investment in 210k Capital increased over the course of the year as performance fees were crystallized. During the later months of the year when UTXO had a larger Carried Interest Account balance, the Fund had negative returns.

The Company had other expenses of $27,545 in 2025 compared to other income of $626,241 in 2024. The other expense in 2025 was primarily due to an impairment of one of our balance sheet investments. The other income in 2024 was driven by a one-time gain on extinguishment of debt.

Net Income

UTXO generated net income of $10,969,079 in 2025, an increase of approximately 120% from $4,973,088 of net income generated in 2024. The increase in net income was primarily the result of the increase in management fee and performance fee revenues, partially offset by an increase in operating expenses to support our growth.

Liquidity and Capital Resources

Our Company primarily funds its operations from existing cash balances and ongoing management fee revenue from the 210k Capital fund, which is received monthly. Additionally, if the Fund performs well in a given year and performance fees are earned, these performance fees are crystallized into UTXO’s Carried Interest Account at the end of the year. The Company has the ability to make redemptions from our Carried Interest Account, as needed, to provide liquidity to our operating business at UTXO.

As of December 31, 2025, we do not have any long-term debt obligations, but have an account payable to BTC Inc. of $2,930,000 related to the MSA that UTXO entered with BTC Inc. in 2025. We have sufficient capital available to make this payment after year-end, with the ability to redeem from our Carried Interest Account at 210k Capital, which has a balance of $10,800,840 as of December 31, 2025.

Summary of Cash Flow

	For the Years Ended December 31,
	2025	2024

Net cash provided by (used in) operating activities	$3,249,557	$(160,297)
Net cash (used in) provided by investing activities	(1,000)	154,100
Net cash used in financing activities	(2,693,020)	—

Net increase (decrease) in cash and cash equivalents	555,537	(6,197)
Cash and cash equivalents at beginning of year	21,153	27,350
Cash and cash equivalents at end of year	$576,690	$21,153

Operating Activities

The Company generated net operating cash flow of $3,249,537 and ($160,297) in 2025 and 2024, respectively. The increase was largely driven by an increase in net income which was partially offset by an increase in our investments account, primarily the Carried Interest Account with 210k Capital.

Investing Activities

Net cash used in investing activities was $1,000 in 2025 and net cash provided by investing activities was $154,100 in 2024. The decrease relates to a redemption of investments of $155,000 in the prior year.

Financing Activities

Net cash used in financing activities was $2,693,020 and $0 in 2025 and 2024, respectively, which was a result of cash distributions made to the owners of UTXO during 2025.

As a result of these cash flow activities, our net cash increased by $555,537 during the year from $21,153 at the beginning of the year to $576,690 at the end of the year.

Forward-Looking Information

Revenue Seasonality

Our Company’s revenue can fluctuate materially from year to year, as our largest revenue driver in the last two years was from performance fees that are tied to the returns of 210k Capital. The returns of the 210k Capital fund vary from year to year based upon general market conditions, Bitcoin price fluctuations, and other factors that are difficult to predict. While we have generated performance fee revenue from 210k Capital in both 2025 and 2024, there is no guarantee that we will generate any performance fee revenue in future years. Additionally, we have ongoing revenue concentration risk since substantially all of our revenue is derived from the 210k Capital fund.

Operating Expense Outlook

While UTXO’s revenue can fluctuate materially from year to year, our operating expenses are much more predictable as they are not tied to the returns of the Fund. The majority of our operating expenses come from advertising & marketing, consultancy services, legal & professional services, and salaries & wages.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, stockholders’ equity/deficit, revenue, expenses, and related disclosures. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions.

Fair Value Measurements

UTXO applies ASC 820, Fair Value Measurement (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Under U.S. GAAP, a fair value hierarchy is implemented for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of UTXO. Unobservable inputs reflect UTXO’s own assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The carrying amounts of certain of UTXO’s financial instruments, including cash, receivables, and accounts payable and accrued expenses, approximate fair value due to their short-term nature.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities and in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3 - Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

In addition, certain of our other investments are measured at fair value using NAV per share (or its equivalent) as a practical expedient and have not been classified within the fair value hierarchy above.

Investments without readily determinable fair value are measured at fair value using known and unknown inputs such as our historical costs, known changes in the business or performance, as well as observable price changes in orderly transactions) of an identical or similar investment of the same issuer. If UTXO determines that the investment is impaired on the basis of a qualitative assessment, UTXO will recognize an impairment loss equal to the amount by which the investment’s carrying amount exceeds its fair value.